Exhibit 10(c)

			   EXECUTIVE AGREEMENT

AGREEMENT made effective as of the ____ day of December, 1999 between BANGOR HYDRO-ELECTRIC COMPANY, a Maine corporation (the "Company"), and __________________ (the "Executive").

WHEREAS, the Executive is presently employed by the Company as __________________________; and

WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company has been substantial, and the Board desires to reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management, in the best interests of the Company and its shareholders; and

WHEREAS, in order to effect the foregoing, the Company and the Executive wish to enter into an agreement setting forth the severance compensation which will be provided if the Executive's employment terminates under certain circumstances subsequent to a "change of control of the Company," as hereinafter defined; and

WHEREAS, the Company and the Executive are parties to an existing executive agreement which the parties intend to replace in its entirety with this Agreement;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Position and Duties

The Executive shall have such responsibilities and authority as may from time-to-time be assigned to the Executive by the Board or the President of the Company.

2. Termination

The Executive's employment hereunder may be terminated at any time by the Company or Executive without any breach of this Agreement. Any termination by the Company or the Executive shall be communicated by a written notice to the other party, and for purposes of this agreement, the "date of termination" shall be the date specified in the notice of termination.

3. Change of Control

For purposes of this Agreement, a "change in control of the Company" shall mean (i) approval by the stockholders of the Company of a reorganization, merger, consolidation (in each case with respect to which such stockholders do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated company's then-outstanding voting securities) or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company;
(ii) the occasion upon which any "person" (as such term is sued in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or any person who on the date hereof is a director or office of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities, or
(iii) the occasion upon which, during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

4. Willful Misconduct

For purposes of this agreement, "willful misconduct" shall mean only fraud, theft, or embezzlement on the part of the Executive. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for willful misconduct unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose after reasonable notice to the Executive and opportunity for the Executive, together with Executive's counsel, to be heard before the Board, finding that in the good faith opinion of the Board the Executive was guilty of the willful misconduct as defined in this Agreement, and specifying the particulars thereof in detail.

5. Termination Following Change in Control

(a) In the event that, within one year following a change in control of the Company, the Executive's employment with the Company terminates, voluntarily (including by early retirement pursuant to the provisions of the Company's qualified defined benefit pension plan or any supplemental benefit plan maintained by the Company applicable to the Executive) or involuntarily, other than by reason of Executive's death, disability as defined in the Company's disability plan, willful misconduct as defined herein, or retirement (other than early retirement) under the Company's qualified defined benefit pension plan, the Company shall pay as severance pay to the Executive, an amount equal to two (2) times the average of the aggregate annual compensation paid to the Executive by the Company during the three calendar years preceding the date of termination. For this purpose, "aggregate annual compensation" shall mean the Executive's base salary plus any bonuses earned for the year in question pursuant to Company short-term or long-term bonus incentive programs.

In addition, for two (2) years after the date of termination, the Company will maintain for the Executive's benefit the same or substantially equivalent health, disability and life insurance coverage as were applicable to the Executive and his eligible dependents prior to the date of termination. Following such two (2) year period, the Company shall provide to the Executive and his eligible dependents the retiree group health insurance coverage that is otherwise available to retirees of the Company, at a cost to the Executive at the time coverage is provided that is no greater than the cost to a retiree at that time with the same years of service as the Executive; provided, however, that if the Executive was not eligible for early retirement under the Company's qualified defined benefit pension plan at the time of his termination of employment, such retiree coverage shall not commence until the later of the Executive's attainment of age 55 or two (2) years after his date of termination.

(b) The severance payment shall be made in a lump sum payment within thirty (30) days following the date of termination, unless the Executive has, at least twelve (12) months prior to the Date of Termination, elected to receive the payment in installments. Such election shall be in writing, addressed to the Company in the manner provided for the giving of notice pursuant to this Agreement. If the Executive has elected to receive the payment in installments, such payment shall be made in two equal installments, with the first installment payable within thirty (30) days following the date of termination. All payments shall be subject to applicable deduction of federal and state taxes.

(c) The Executive's benefits under this section shall be considered severance pay in consideration of his past service and in consideration of his continued service from the date of this Agreement. The Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided herein be reduced by any compensation earned by the Executive as the result of other employment after the date of termination, or otherwise.

(d) Executive's participation in any terminating distributions and vested rights under any applicable Company pension plan, profit sharing plan, life insurance or stock option plan shall be determined as of the date of termination and shall be in addition to the rights hereunder and shall be governed by the terms of those respective plans. Except as may be provided in any such plan, the arrangements provided by this Agreement shall constitute full settlement and satisfaction of any claim the Executive might otherwise have against the Company or account of termination of his employment.

6. Additional Payments By the Company

(a) Anything to the contrary in this Agreement notwithstanding, if any payment by the Company to or for the benefit of the Executive (whether paid or payable pursuant to this Agreement or otherwise, and determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by one of the major internationally recognized certified public accounting firms designated by the Executive and approved by the Company (which approval shall not be unreasonably withheld) (the "Accounting Firm"). The
Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

	(i) give the Company any information reasonably requested by the Company relating to such claim,

	(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

	(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

	(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

	(d) If, after receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

	(e) If in connection with a change in control of the Company the Company has established an irrevocable "rabbi trust" for the purpose of funding the benefits provided under a supplemental benefit agreement with the Executive, and subsequently the amounts deposited and held in such trust are determined by the Internal Revenue Service to be retroactively taxable to the Executive without regard to whether any distributions to the Executive or his spouse have occurred, then any interest and penalties, but not income taxes, incurred by the Executive as a result of such retroactive determination shall be considered an "Excise Tax" for purposes of this Section 6 and the Executive shall be entitled to receive a Gross-Up Payment with respect to such amounts subject to compliance with the requirements of this Section 6.

7. Successors:  Binding Agreement

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment following a change in control of the Company, except that for purposes of implementing the foregoing, the date as of which any such succession becomes effective shall be deemed the date of termination. As used in this Agreement, "Company" shall mean the Company as heretofore defined and any successor to its business and/or assets which expressly assumes this Agreement as required by this Section 7 or which otherwise become bound by all of the terms and provisions of this Agreement by operation of laws.

(b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representative, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, to the Executive's estate.

8. Notice

For the purposes of this Agreement, notices, demands and all other communication provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
		______________________
		BANGOR HYDRO-ELECTRIC COMPANY
		33 State Street
		Bangor, ME  04402-0932

If to the Company:
		BANGOR HYDRO-ELECTRIC COMPANY
		Attention:  General Counsel
		33 State Street
		Bangor, ME  04402-0932

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of addresses shall be effective only upon receipt.

9. Miscellaneous

No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and either a more senior executive officer of the Company or by the Chairman of the Compensation Committee of the Company's Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall not supersede or in any way limit any rights, duties, or obligations the Executive may have under any Company employee benefit plan or any other written agreement with the Company, other than the previous executive agreement between the Company and the Executive which is hereby replaced and superceded in its entirety by this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maine.

10. Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Maine, in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Company


IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


			    BANGOR HYDRO-ELECTRIC COMPANY



			     By
			     _____________________, Chairman of the
			      Compensation Committee of the
			      Board of Directors



			      Name